UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 16, 2016

Enzo Biochem, Inc.
(Exact Name of Registrant as Specified in Its Charter)

New York
(State or Other Jurisdiction of Incorporation)

001-09974	13-2866202
(Commission File Number)	(IRS Employer Identification No.)

527 Madison Avenue
New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

(212) 583-0100
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Enzo Life Sciences, Inc. (“Enzo Life”) a subsidiary of Enzo Biochem, Inc. entered into a Settlement and License Agreement as of May 16, 2016 (the “Agreement”) with Life Technologies Corporation, a subsidiary of Thermo Fisher Scientific, Inc., with respect to an action between Enzo Life and Life Technologies Corporation before the U.S. District Court for the District of Delaware alleging infringement of its U.S. Patents Nos. 6,992,180 entitled Oligo – or Polynucleotides Comprising Phosphate-Moiety Labeled Nucleotides and 7,064,197 entitled System, Array and Non-Porous Solid Support Comprising Fixed or Immobilized Nucleic Acids.

As a result of the Agreement, Life Technologies will pay to Enzo Life $35,000,000 no later than seven (7) business days following the effective date in settlement of the aforementioned case. This settlement resolving the dispute between Enzo Life Sciences and Life Technologies impacts only one of 11 cases originally brought by Enzo in the United States District Court for the District of Delaware alleging patent infringements against various companies, four of which are now resolved and seven of which remain pending. This settlement does not affect Enzo Life Science’s action brought in Federal District Court in New Haven, CT against Life Technologies’ predecessors Applera Corp. and Tropix, Inc, which remains on appeal in the U.S. Court of Appeals for the Federal Circuit.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of Enzo Biochem, Inc., dated May 16, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENZO BIOCHEM, INC.

Date: May 16. 2016	By:	/s/ Barry W. Weiner
Barry W. Weiner
President